EXHIBIT 4.1

FIRST AMENDMENT TO CONVERTIBLE SUBORDINATE NOTE

FIRST AMENDMENT TO CONVERTIBLE SUBORDINATED NOTE (this “Amendment”) made and entered into as of December 16, 2008, by ARTISTdirect, Inc., a Delaware corporation (the “Company”) in favor of the Holders, with reference to the following facts:

A.            The Company is indebted to Holders as evidenced by the Convertible Subordinated Notes dated as of July 28, 2005, of the Company in favor of the Holders in the original aggregate principal amount of $30,000,000 (the “Original Notes”), to which this Amendment is attached.

B.            The Company and Holders of a majority of the now outstanding aggregate principal amount of $16,880,000 (the “Majority Holders”) desire that the Original Notes be amended, as set forth herein, to reflect an adjustment to the Conversion Price.

C.            The Company and the Majority Holders desire that the Original Note issued to CCM Master Qualified Fund Ltd. and subsequently assigned to Trilogy Capital Partners, Inc. be amended to waive the 60-day period referred to under the Original Note.

D.            The Company and the Majority Holders desire that the Original Notes held by each of Randy Saaf and Octavio Herrera be amended to allow Messrs. Saaf and Herrera to adjust the Maximum Percentage by written notice to the Company.

E.             The Majority Holders have affirmatively voted by written consent without a meeting on December 16, 2008 to amend the Original Notes, in accordance with Section 17 thereof.

NOW, THEREFORE, the Company and the Majority Holders agree as follows:

1.             Conversion Price. Section 3(b)(ii) of the Original Note is hereby amended as of the date of this Amendment to read in its entirety as follows:

(ii) “CONVERSION PRICE” means, as of any Conversion Date (as defined below) or other date of determination, and subject to adjustment as provided herein, $1.00.

2.             Waiver of 60-day Waiting Period.  Section 3(d) of the Original Note held by Trilogy Capital Partners, Inc. is hereby amended as of the date of this Amendment by deleting the last sentence and replacing it with the following:

“Notwithstanding anything herein to the contrary, the Holder may increase or decrease the Maximum Percentage to any other percentage (“MAXIMUM PERCENTAGE ADJUSTMENT”) by written notice to the Company, and the Maximum Percentage Adjustment shall take effect immediately upon receipt by the Company of such written notice.”

3.             Adjustment of Maximum Percentage.   Section 3(d) of the Original Notes held by each of Randy Saaf and Octavio Herrera is hereby amended as of the date of this Amendment by adding the following sentence:

“Notwithstanding anything herein to the contrary, the Holder may increase or decrease the Maximum Percentage to any other percentage (“MAXIMUM PERCENTAGE ADJUSTMENT”) by written notice to the Company, and the Maximum Percentage Adjustment shall take effect immediately upon receipt by the Company of such written notice.”

3. Other Changes.  Each reference in the Original Notes, or in any other loan document referring to the Original Notes, to “this Note,” “hereunder,” “herein,” “hereof” or words of like import referring to the Original Notes shall hereafter mean and be a reference to the Original Notes as amended by this Amendment.

IN WITNESS WHEREOF, the Company and Majority Holders have accepted and agreed to this Amendment, and have executed this Amendment as of the day and year first above written.

Company:		Majority Holders:

ARTISTdirect, Inc.		Trilogy Capital Partners, Inc.

By:	/s/ DIMITRI VILLARD	By:	/s/ ROBERT REIN

Name:	Dimitri Villard	Name:	Robert Rein

Its:	Interim Chief Executive Officer	Its:	Vice Chairman

/s/ Randy Saaf
RANDY SAAF

/s/ Octavio Herrera
OCTAVIO HERRERA